SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 30, 2005

MCI, Inc.
(Exact Name of Registrant as Specified in Charter)
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DELAWARE	001-10415	20-0533283
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22001 Loudoun County Parkway,	20147
Ashburn, Virginia
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 886-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 30, 2005, the Internal Revenue Service proposed regulations under Section 409A of the Internal Revenue Code of 1986, which governs the taxation of arrangements that provide for the deferral of compensation and that could have the effect of increasing taxes incurred in connection with severance arrangements. In light of these regulations, on December 30, 2005, the board of directors of MCI, Inc. unanimously approved an amendment to the employment agreement with Michael Capellas, and the Compensation Committee unanimously approved amendments to the employment agreements with Robert Blakely, Jonathan Crane and Anastasia Kelly to provide tax treatment consistent with that intended under their existing employment agreements. The amendments provide that upon the closing of the Company’s acquisition by Verizon Communications Inc.:

  Messrs. Capellas, Blakely and Crane and Ms. Kelly will receive the same payments and benefits that they would have received under their existing employment agreements had their employment terminated as of the closing of the acquisition without cause (other than due to death or disability) or for good reason. Such payments and benefits have been previously disclosed in the Company’s filings with the Securities and Exchange Commission.
  For Messrs. Blakely and Crane and Ms. Kelly, unvested equity awards will vest and any restrictions on disposition of restricted stock will lapse.

A copy of the amendment for Mr. Capellas and the form of amendment for Messrs. Blakely and Crane and Ms. Kelly are filed herewith as Exhibit 10.1 and 10.2, respectively. The foregoing description is qualified in its entirety by reference to the full text of each such Exhibit.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCI, INC. (Registrant)

	By:	/s/ Robert T. Blakely

	Name:	Robert T. Blakely
	Title:	Executive Vice President and Chief Financial Officer
Date: January 5, 2006

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment to the Employment Agreement between MCI, Inc. and Michael D. Capellas, effective as of December 30, 2005

10.2	Form of First Amendment to the Employment Agreement between MCI, Inc. and certain named executive officers, effective as of December 30, 2005